VARLEN CORPORATION AND SUBSIDIARIES
Exhibit 11
Computation of Per Share Earnings
Unaudited
(Thousands, Except Per Share Amounts)

                                  Three Months Ended     Six Months Ended
                                     8/3/96    7/29/95   8/3/96   7/29/95

Primary Earnings Per Share:
Net earnings                         5,900     4,933      10,722   11,089

Computation of the Weighted Average
Number of Shares Outstanding as
Used in the Primary Earnings Per
Share Computation:
Weighted average number of shares
outstanding                          5,774     5,908       5,814     5,900

Shares assumed issued under the
treasury stock method                  242       237         240       216

Weighted average number of shares
outstanding, as adjusted             6,016     6,145        6,054     6,116


Primary Earnings Per Share:           0.98      0.80         1.77      1.81

Fully Diluted Earnings Per Share:

Reconciliation of net earnings per
the condensed consolidated financial
statements to the amount used for
the fully diluted computation:

Net earnings                         5,900     4,933       10,722    11,089

Add interest on 6.5% convertible
subordinated debentures, net of
income tax effects                     680       682        1,383     1,341

Net earnings, as adjusted            6,580     5,615       12,105    12,430

Computation of the Weighted Average
Number of Shares Outstanding as
Used in the Fully Diluted Earnings
Per Share Computation:

Weighted average number of shares
outstanding                           5,774    5,908        5,814     5,900

Shares assumed issued under the
treasury stock method                   241      237          240       234

Shares issuable from assumed
exercise of 6.5% convertible
subordinated debenture                3,055     3,055        3,055     3,055

Weighted average number of shares
outstanding, as adjusted              9,070     9,200        9,109     9,189


Fully Diluted Earnings Per Share:      0.73      0.60         1.33      1.35

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